LEASE AGREEMENT

This Lease Agreement ("***Lease***"), made effective the 14th day of March, 2012, between **COLONY SQUARE INVESTMENT COMPANY, LLC**, having its principal office at One South Limestone Street, Suite 1000, Springfield, Ohio 45502, hereinafter referred to as Landlord, and **NATURALLY ADVANCED TECHNOLOGIES US INC.** having its principal office at: 1728 North Old River Road, Pamplico, South Carolina 29583, hereinafter referred to as Tenant.

In consideration of the rents and covenants herein set forth, the Landlord hereby leases to Tenant, and Tenant hereby rents from the Landlord the premises containing a large industrial and office building located at: 1728 North Old River Road, Pamplico, South Carolina, 29583 (hereinafter called "Leased Premises"), which are more particularly shown on the site plan attached hereto as **Exhibit A** and made a part hereof, and which specifically includes the following:

A. Primary Leased Premises. The "***Primary Leased Premises***" as shown on Exhibit A consists of the approximately 146,930 square foot industrial and office building known as the Cypress Building, along with approximately 52 acres of adjacent property which includes the adjacent parking lot and access from North River Road. After the Pamplico Leased Premises (as defined below) ceases to be part of the Leased Premises, the Primary Leased Premises may, with the written consent of Landlord not to be unreasonably withheld, be expanded to include such portion of the vacant land associated with the Pamplico Leased Premises as Landlord shall consent to be used by Tenant for either (i) land application of wastewater in the event that Tenant elects to construct a wastewater treatment system on the Leased Premises, or (ii) Tenant's storage of raw feed stock.

B. Pamplico Leased Premises. From the period of the date of the signing of this lease until December 31, 2013, the term "Leased Premises" shall also include the "***Pamplico Leased Premises***" as shown on Exhibit A, which consists of the approximately 273,062 square foot building, commonly referred to as the Pamplico Building (collectively with the Cypress Building, the "***Buildings***") and approximately 93.726 acres of adjacent property.

This lease shall be for the term, upon the rentals and subject to the terms and conditions set forth in this Lease Agreement.

SECTION I

TERM; OPTIONS TO RENEW

A. The initial term of this Lease shall commence with the date of the signing of this lease. The lease term for the Primary Leased Premises shall be for TEN (10) years after the commencement date and ending on May 31, 2022. The lease term for the Pamplico Leased Premises shall expire on December 31, 2013.

B. If Tenant shall timely and faithfully perform all of the terms, covenants, and conditions of this Lease, Tenant shall have the right, exercisable by giving written notice thereof

to Landlord at least six (6) months prior to the expiration of the original term of this Lease, to extend the term of this Lessee for two (2) additional terms of five (5) years each (each an "***Extension Term***"), upon all of the terms, covenants, and conditions contained in this Lease, except for rent, which during the Extension Term shall be based on the base rate of One Dollar and Fifty Cents per square foot ($1.50) increased (or decreased if applicable) by the percentage change in the "Price Index" (as defined below) on the date hereof March 14, 2012 to the "Price Index" in effect on the first day of the applicable extension term. The rent will adjust again by the same method at the beginning of any second Extension Term.

"***Price Index***" shall mean the Consumer Price Index - United States City Average All Urban Consumers" published by the Bureau of Labor Statistics of the United States Department of Labor (1982-84 = 100), or any other successor or substitute index published by U.S. Bureau of Labor statistics, appropriately adjusted. In the event the Bureau of Labor Statistics shall change the base period (now 1982-84 = 100), the new index numbers shall be substituted for the old index numbers in making the calculations provided for in this paragraph. It is agreed that in the event the Price Index is discontinued or revised, such other index with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if there had been no such discontinuation or revision. If there shall be no such other index, the parties shall accept comparable statistics on the purchasing power of the consumer dollar as published at the time of such discontinuation by a responsible financial periodical of recognized authority.

SECTION II

USE

The Leased Premises shall be used by Tenant solely for the purpose of industrial and office use.

SECTION III

RENT

Tenant shall receive the premises with a base rent of free from the date of the signing of this lease until December 31, 2013. Commencing January 1, 2014, the rent will be ONE DOLLAR ($1.00) per square foot per year for 146,930 square feet. The base rent payment of ONE DOLLAR AND FIFTY CENTS ($1.50) per square foot per year will commence on June 1, 2018 until the end of the lease on May 31, 2022.

Rent shall be payable in equal monthly installments on the first day of each month.

Rent payments shall also include the Tenant's Fire System Payment (as defined below).

SECTION IV

IMPROVEMENTS AND ALTERNATIONS

A. Right to Make Alterations. Except for the Required Tenant Improvements (as defined below), Tenant shall not make alterations, additions or improvements ("***Alterations***") to

the Premises without first obtaining the written consent of Landlord which will not be unreasonably withheld or delayed. Any Alterations made or installed by Tenant shall remain upon the Premises and at the expiration or earlier termination of this Lease, shall be surrendered with the Premises to Landlord. Alterations shall be accomplished by Tenant in a good, expeditious, quality workmanlike manner, in conformity with applicable laws, regulations, ordinances, orders and covenants, conditions and restrictions encumbering the Premises, and by a licensed contractor. Tenant shall pay when due all claims for such labor and materials and shall give Landlord at least ten (10) days' prior written notice of the commencement of any such work. Tenant shall hold Landlord harmless from any claims of any third party performing Alterations on behalf of Tenant on the Leases Premises including attorney fees and all expenses of defense. Landlord may enter upon the Premises, in such case, for the purpose of posting appropriate notices, including, but not limited to, notices of non-responsibility. In addition, Tenant will use its best efforts to have each construction contract contain the following, provided however, in the event that any contractor selected by Tenant refuses to include such language in its contract or increases the price of the contract based on the inclusion of the following, Landlord agrees to permit a contract that does not include the following:

1. A provision that states pursuant to Section 29-5-80 of the South Carolina Code of Laws 1976, as amended, the Landlord shall not be responsible for the payment of the obligations of Tenant that it may incur in connection with any contract for the construction of improvements upon the Leased Premises; and

2. a provision, typed in bold print, in which the contractor waives the right to file a mechanics lien against the Leased Premises.

In the event that Tenant is unable to secure a contract with any contractor selected by Tenant that includes the provisions set forth above, Tenant must give written notice to Landlord of such contract prior to commencing work under the contract and not commence work until Landlord has confirmed to Tenant that Tenant may proceed. If Tenant has not received notice from Landlord that it may proceed with a contract not containing the provisions set forth above within ten (10) days of the date of notice to Landlord, Tenant may proceed.

B. Required Tenant Improvements. Tenant shall construct and pay for the improvements listed in **Exhibit B** attached hereto and made a part hereof (the "***Tenant Improvements***"). Tenant shall pay for all permits and licenses required in connection with the Required Tenant Improvements. Tenant shall use its best efforts to preserve the existing industrial wiring for potential future use as much as possible without impairing or increasing the cost of any Tenant Improvements.

C. Tenant Shall Not Render Premises Liable For Any Lien. Tenant shall have no right, authority, or power to bind Landlord, or any interest of Landlord in the Premises, nor to render the Premises liable for any lien or right of lien for the payment of any claim for labor, material, or for any charge or expense incurred to maintain, to repair, or to make Alterations to Premises. Tenant shall in no way be considered the agent of Landlord in construction, erection, modification, repair, or alteration of the Premises. In the event that the Leased Premises become subject to any lien in connection with the Tenant Improvements or other Alterations performed on behalf of Tenant, Tenant shall within thirty (30) days of the filing of such lien pay all sums

required to have the lien released. Notwithstanding the foregoing, Tenant shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claimed lien, if Tenant shall give to Landlord such security as may be deemed satisfactory to Landlord to insure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Leased Premises by reason of nonpayment thereof; provided further, however, that on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied.

D. Landlords' Alterations. Landlord shall make the following alterations and improvements: Landlord shall make all improvements listed in red on **Exhibit C** attached hereto and made a part hereof, such being necessary to bring the fire protection system, including without limitation any necessary wells and fire pumps (the "***Fire System***"), for both of the Buildings into good and operable condition and in compliance with all requirements of any applicable code or ordinance. Tenant shall reimburse the Landlord for fifty (50%) of the cost of rehabilitation paid by the Landlord in connection with the repair of the Fire System ("***Tenant's Fire System Payment***"). Tenant's Fire System Payment shall be amortized over the initial term of the lease in monthly payments at an interest rate of 5.0%. The costs reflected on Exhibit C may be altered if mutually agreed to between Landlord and Tenant. If Tenant exercises the Option to Purchase under Section XXI, Paragraph G, the full Tenant's Fire System Payment shall be due to Landlord at closing of the purchase.

SECTION V

WASTEWATER TREATMENT

Tenant agrees as part of the Required Tenant Improvements to install a septic field within the Primary Leased Premises at a location subject to the approval of Landlord. Landlord acknowledges and agrees that Tenant shall have no obligation to make improvements to the Pamplico Leased Premises related to wastewater treatment.

SECTION VI

MAINTENANCE AND REPAIRS

A. Tenant Maintenance Obligations. Tenant will repair damage caused by the negligence or misconduct of its agents, employees, clients, or occupants. Tenant will repair and maintain all other necessary maintenance items of the Leased Premises. Tenant will change the light bulbs and ballasts, fix stopped up sinks and pay for its own cleaning, grass cutting and snow removal if any. Tenant will especially be responsible to repair and maintain all the improvement listed on the attached **Exhibit B** and **Exhibit C**. Tenant will assume all of the maintenance and repairs it is required to assume on the leased premises as of the date of the signing of this lease.

B. Landlord Maintenance Obligations; Roof Replacement. Landlord shall at its expense maintain and keep and repair the roof, foundation and walls on each of the Buildings, but with respect to the Pamplico Building only during the term applicable to that Building.

Landlord acknowledges that it will be necessary to replace the roof on the Cypress Building at some point during the term of this Lease, and Landlord agrees to such replacement will be conducted at Landlord's expense. Tenant shall provide written notice to Landlord at the time that it becomes necessary to replace the roof on the Cypress Building, provided that such notice shall not be prior to January 1, 2013. Upon receipt of such notice, Landlord will obtain bids from three competent roofing contractors which will be presented to the Tenant for approval. Landlord will pay all costs associated with the new roof for the Cypress Plant. The Tenant will then pay THREE DOLLARS ($3.00) per square foot of the cost of the roof replacement, amortized over the remaining term of the Lease with a FIVE PERCENT (5%) interest factor. Unless Tenant elects to have such reimbursement payments to begin earlier, the reimbursement payments shall begin with the payment of Base Rent due in the month following completion of the roof replacement.

C. Landlord Waiver; Tenant Indemnification Obligation. Landlord shall not be liable to Tenant or to Tenant's employees, agents or visitors for injury to person or damage to or loss of property on or about the Leased Premises caused by the negligence or misconduct of Tenant, its officers, partners, employees, agents, subtenants, licensees, concessionaires, visitors or any other person entering the Leased Premises, or arising out of the use of the Leased Premises by Tenant and the conduct of its business therein, or arising out of any breach or default by Tenant in the performance of its obligations hereunder, or resulting from any other cause except Landlord's negligence or willful misconduct. Tenant shall indemnify and defend Landlord and Landlord's agents and employees from all loss, expense, claims or actions arising out of such damage or injury (including any court costs and attorneys' fees). The provisions of this section shall survive the termination of this Lease with respect to any claims or liability occurring prior to such termination.

D. Maintenance of Well and Fire Protection System.

1. Tenant Obligation. After Landlord has made the repairs provided for under Section IV.D, Tenant shall maintain the Well and Fire Protection Systems for the remainder of the term of the Lease.

2. Right of Access to Pamplico Leased Premises. In connection with its maintenance obligations, Landlord hereby grants to Tenant a right of access on such portions of the Pamplico Leased Premises as are necessary for Tenant to maintain the Well and Fire Protection System after such time as the Pamplico Leased Premises are no longer part of the Leased Premises.

3. Waiver of Liability. Tenant shall use its best efforts to inspect and maintain the Well and Fire Protection Systems, however, Tenant does not in any respect guarantee to Landlord the operation of such systems. Landlord hereby waives any liability of Tenant to Landlord for injury to person or damage to or loss of property on or about the Leased Premises resulting from a failure of operation of the Well or Fire Protection System. Landlord acknowledges and agrees that it shall look exclusively to applicable insurance in such situations.

4. Shared Maintenance. In the event that Tenant exercises its Option to Purchase under Section XXI, Paragraph G, the Landlord and Tenant will share the cost equally

to maintain the Well or Fire Protection System. The parties will enter into an agreement at closing that sets forth the terms under which maintenance will be conducted and costs shared.

SECTION VII

HEAT, AIR CONDITIONING, UTILITIES AND OTHER SERVICES

Tenant will pay the cost of all utilities including gas, electric, water and sewer of the Leased Premises. The Tenant is responsible for the telephone cost, computer and internet cost, janitorial services and security system on the Leased Premises. Tenant shall assume and pay for all the utilities on the leased premises as of the date of the signing of this lease.

SECTION VIII

INSURANCE

A. Liability Insurance. Tenant, at Tenant's expense, agrees to maintain in force during the term: (1) comprehensive general liability insurance on an occurrence basis with minimum limits of liability in an amount of $1,000,000.00 for bodily injury, personal injury or death of any one person and $1,000,000.00 for bodily injury, personal injury or death to more than one person and $1,000,000.00 with respect to damage to property.

B. Hazard Insurance. Tenant shall, at Tenant's expense, maintain during the term hereof, standard fire and extended coverage insurance covering the Cypress Building for the full term of the Lease and the Pamplico Building for such time as it is part of the Leased Premises, in an amount not less than ninety percent (90%) of the "replacement cost" thereof.

C. Effectiveness of Insurance. Tenant shall, at its cost, have the required insurance policies in place starting with the date of the execution of this Lease. Landlord will have the right to approve the insurance carrier and policy, provided however, that such approval shall not be unreasonably withheld as long as the coverage provided is in compliance with the requirements of this Section.

D. Requirements. The general liability policy referred to above shall name the Landlord and Tenant as additional insured. The hazard insurance policy shall name the Landlord as the primary insured. All policies referred to in the paragraph above shall be issued by one or more responsible insurance companies reasonably satisfactory to the Landlord and such insurance may not be cancelled or materially amended without thirty (30) days prior written notice to the Landlord. Tenant shall deliver to the Landlord, certificates of all policies and renewals thereof to be maintained by Tenant hereunder, not less than ten (10) days after tenant receives them.

SECTION IX

CASUALTY DAMAGE

In the case of the total destruction of the Leased Premises by any cause whatsoever either during the term, or prior thereto, or during any renewal or extension period thereof, or in the case

of such partial destruction thereof as to render the Leased Premises untenantable and unfit for Tenant's occupancy, then in any such event, the term shall cease and terminate as of the date of such damages or destruction, and the rent, including rents paid in advance, shall be adjusted and apportioned as of the date of such damage or destruction; provided, however, that should the Leased Premises be capable of restoration to its previous good tenantable condition within one hundred and twenty (120) days from the happening of such damage, the Landlord, as insured under the hazard insurance policy, shall enter and, at Landlord's sole cost and expense, repair the same with all reasonable speed and the Lease shall continue in full force and effect, but the rent shall abate during the period from the date of such damage until such time as the repairs are completed, unless the damage or partial destruction of the Leased Premises was caused by the tenant's negligence. Tenant shall assign to Landlord (or Landlord's designee) any insurance proceeds payable to Tenant under the hazard insurance required under this Lease, to the extent attributable to any buildings, improvements or betterments, but not to the extent attributable to Tenant's personal property located in the Leased Premises.

SECTION X

TAXES

A. Personal Property Taxes. Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant in the Leased Premises. If any such taxes are levied against the Landlord or the Landlords' property and if the Landlord elects to pay the same or if the assessed value of the Landlords' property is increased by inclusion of personal property and trade fixtures placed by Tenant on the Leased Premises, then Tenant shall immediately pay to Landlord these taxes. Subject to the proceeding, the Tenant shall render and pay all real estate and/or ad valorem taxes or assessments for the Leased Premises prorated to the date of the signing of this lease.

B. County Property Tax Reductions. Landlord agrees to transfer and assign to Tenant any and all benefits, including, but not limited to, rebates, credits, reimbursements, refunds, incentives, that would effectively reduce the taxes, including, but not limited to, the fee-in-lieu of ad valorem taxes, due on the Leased Premises. Landlord agrees to take any and all action necessary to ensure that Tenant obtains those credits or the benefits accruing from those credits against those fee-in-lieu of ad valorem tax payments granted by Florence County, South Carolina (the "Florence County") pursuant to official action by the Florence County Council and as would be authorized by Sections 4-1-175, 4-29-68 and 12-44-70 of the Code of Laws of South Carolina 1976, as amended (the "Infrastructure Credit Act"), the terms of which shall be more fully set forth in a separate written agreement among the Landlord, Tenant and Florence County in a form to be mutually agreed upon (the "Infrastructure Credit Agreement"). Landlord and Tenant agree to enter into and execute such Infrastructure Credit Agreement in conjunction with this Lease Agreement or as soon as reasonably possible following the approval of the Infrastructure Credit Agreement by the Florence County Council but no later than December 31, 2012.

Landlord further agrees that the Leased Premises shall be annexed into and placed in a multi-county industrial park (the "Park") in accordance with the terms of that "Agreement for Development for Joint County Industrial Park" dated December 10, 2002 by and between Florence County and Marion County, South Carolina, as amended (the "***Park Agreement***").

During the term of this Lease Agreement, as extended, Landlord agrees that it will not consent to the removal of the Leased Premises from the Park without the prior written approval of the Tenant.

If this Lease Agreement is terminated, amended or otherwise modified for any reason on or before the end of the lease term, as extended, the Landlord shall agree to the incorporation of a provision substantially similar to this provision of the Lease Agreement in any future lease agreements between the Landlord and the Tenant relating to the Leased Premises, in order that the Tenant may continue to receive the benefits set forth in the Infrastructure Credit Agreement.

SECTION XI

CONDEMNATION

In the event of (i)the complete or partial condemnation of more than twenty-five (25%) of the Leased Premises, or (ii) a condemnation of less than 25% of the Leased Premises that would prevent or materially interfere with or impair Tenant's use of the Leased Premises, the Tenant shall have the option to terminate this Lease. If part of the Premises shall be condemned, and this Lease is not terminated as provided above, the rent payable hereunder during the unexpired portion of the term shall be reduced to such extent as may be fair and reasonable under the circumstances.

SECTION XII

ASSIGNMENT OF LEASE AND SUBLETTING

Landlord grants Tenant the right to assign or sublet all or a portion of the Leased Premises to any subsidiary or affiliate without Landlord's approval. Any other assignment or subletting will be subject to Landlord's prior consent, which shall not be unreasonably withheld or delayed. Tenant shall remain liable on the lease at all times.

SECTION XIII

ACCESS TO PREMISES

Tenant shall permit the landlord or its agent, and any mortgagee of the Landlord or its agent, to enter the Leased Premises at all reasonable hours, following not less than twenty-four (24) hours prior notice, for the purpose of inspection.

SECTION XIV

SUBORDINATION

This Lease Agreement shall be subject and subordinate to the lien of any mortgage now against said premises or which may hereafter be placed against the Leased Premises, provided:

A. that the holder thereof shall not be entitled to terminate this Lease Agreement, or any extensions thereof, by foreclosure or other means, so long as the Tenant or its

successors or assigns shall not be in default hereunder beyond any period herein given Tenant to cure such default; and

B. that the lien of such mortgage shall not cover any of Tenant's fixtures, non-structural alterations or improvements, presently existing or which may be installed or made hereafter, which, by law- or the terms of this Lease Agreement, Tenant is permitted to remove from the Leased Premises.

In confirmation of such subordination, Tenant shall execute promptly any reasonable agreement which the Landlord or mortgagee may request in writing with respect thereto.

SECTION XV

DEFAULT AND REMEDIES

A. Tenant's Default and Landlord's Remedies.

(1) Event of Default defined. Each of the following shall be deemed an Event of Default by Tenant:

(a) default in the payment of any rent upon the day when the same shall become due or payable, and such default shall continue for fifteen (15) days after giving written notice of such default to Tenant by the Landlord;

(b) if Tenant shall default in the performance or observance of any material covenant or condition of this Lease Agreement to be perforated or observed by the Tenant, and such default shall continue for thirty (30) days after giving written notice of such default to Tenant by the Landlord;

(c) the filing or execution or occurrence of:

(1) a petition of bankruptcy by the Tenant;

(2) a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or other relief of the same or different kind under any provision of the Bankruptcy Act;

(3) adjudication of Tenant as a bankrupt or insolvent; or

(4) insolvency in the bankruptcy;

(5) a petition or other proceeding by the Tenant for, or the appointment of, a trustee, receiver, guardian, conservator, or liquidator of Tenant with respect to all or substantially all of its property;

(6) a petition or other proceeding by the Tenant for its dissolution or liquidation, or the taking of possession of the property of the Tenant by any governmental authority in connection with dissolution or liquidation;

(7) the taking by any person of the leasehold created hereby or any part thereof upon execution, attachment or other process of law or equity.

(2) Landlord's Remedies

(a) Termination of Lease. Upon occurrence of any Event of Default by Tenant, Landlord may, at its option, in addition to any other remedy or right given hereunder or by law, give written notice to Tenant that this Lease Agreement shall terminate upon the date specified in the notice, which date shall not be earlier than fifteen (15) days after the giving of such notice or in any other notice pursuant to law, this Lease Agreement and the term thereof shall terminate.

(b) Repossession. Upon termination of this Lease as hereinabove provided, or pursuant to statute, or by summary proceedings, the Landlord may enter forthwith without further demand or notice upon any part of the Leased Premises, the Landlord can obtain possession either by summary proceedings, or by action at law or equity as the Landlord may determine. In no event shall such reentry or resumption of possession or reletting as hereafter provided be deemed an acceptance of surrender of this Lease Agreement or a waiver of the rights or remedies of the Landlord hereunder.

(c) Reletting. Upon termination of this Lease Agreement in any manner above provided, the Landlord shall use reasonable efforts to relet the premises.

(d) Damages. Upon termination of this Lease Agreement in any manner above provided, Tenant shall pay to the Landlord forthwith upon written demand the sum of the following:

(1) all rent accrued to the date of such termination and a proportionate part of the rent otherwise payable for the month in which such termination occurs;

(2) rent for the remainder of the Lease Term, as such rent comes due pursuant to the terms of this Lease, and without requirement of any legal action for such rent by Landlord, and provided that (i) no such rent payments shall be

accelerated to the date of termination, and (ii) Landlord shall be subject to a duty of mitigation; and

(3) the reasonable costs and expenses including, but not limited to reasonable attorneys' and brokers' fees and expenses, paid or incurred by the Landlord in connection with;

(i) obtaining possession of the Leased Premises;

(ii) removal and storage of Tenant's or other occupant's property.

SECTION XVI

WAIVERS

Failure on the part of either party to complain of any action or non-action on the part of the other party, no matter how long the same may continue, shall never be deemed to be a waiver by either party of any of its rights hereunder. No waiver at any time of any of the provisions hereof by either party shall be construed as a waiver at any subsequent time of the same provisions.

SECTION XVII

ESTOPPEL CERTIFICATES

Tenant shall, from time to time, upon not less than fifteen (15) days' prior written request by the Landlord, execute, acknowledge and deliver to the Landlord a written statement certifying that this Lease Agreement is unmodified and in full force and effect (or that same is in full force and effect as modified, listing the instruments of modification), the dates to which the rent and other charges have been paid, and whether or not to the best of Tenant's knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of the Landlord's interest or mortgagee of the Landlord's interest or assignee of any mortgagee of the Landlord's interest in any underlying lease or in the Leased Premises or the Leased Premises area.

SECTION XVIII

SURRENDER OF PREMISES

Tenant covenants to quit and surrender up the Leased Premises to the Landlord at the end of said term and any extensions thereof in good condition, ordinary use and wear thereof excepted, and with all structural alterations and improvements made by Tenant to remain with the Leased Premises and become the property of the Landlord. Notwithstanding the foregoing, Landlord acknowledges that Tenant will be installing certain equipment, heavy machinery, systems and other improvements (the "***Non-Structural Improvements***") that in many cases will be affixed to the Lease Premises, and Landlord agrees that all Non-Structural Improvements

remain property of the Tenant and Tenant shall be entitled to remove all Non-Structural Improvements from the Leased Premises at the conclusion of the term of the Lease, provided that Tenant repairs any damage to the Leased Premises caused by the removal of such Non-Structural Improvements. Likewise, Landlord may elect to require Tenant to remove any Non-Structural Improvements at the conclusion of the term of the Lease. In connection with this provision, Tenant may, but shall be required to, give Landlord written notice of specific improvements installed or to be installed by Tenant that will be Non-Structural Improvements and that Tenant will be removing from the Leased Premises at conclusion of the term.

SECTION XIX

HOLD HARMLESS

Each party agrees to indemnify, defend and hold the other party, the other party's employees, agents, assigns, or invitees harmless from any loss, claim, liability, expense, demand, suit, or judgment arising from any injury or death to person or damage to property occurring in, on, or about the Leased Premises, except in those instances where such injury or damage was caused by the negligence or misconduct of the other party.

SECTION XX

ENVIRONMENTAL PROVISIONS

A. Tenant Agreements. During the Term, Tenant covenants and agrees that Tenant and Tenant's employees, agents, invitees, licensees and contractors shall not cause, permit or allow any substance designated as a solid or hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any federal, state or local Laws relating to pollution or protection of human health or the environment ("***Environmental Laws***") and petroleum products (collectively, "***Hazardous Materials***"), to be handled, stored, released, manufactured, used, transported or located on, in or under the Leased Premises, except for the handling, storage, release, manufacture, use, transport and location of Hazardous Materials in connection with the uses permitted under this Lease and in material compliance with applicable Environmental Laws.

B. Environmental Investigation; Right of Termination. [Pursuant to the terms set forth in a separate agreement, Landlord has granted Tenant the right to access the Leased Premises prior to the commencement of the Lease term for the purpose of performing a complete investigation of the environmental condition of the Leased Premises.] In addition, Landlord acknowledges that Tenant will conduct certain environmental inspections on the Leased Premises during the term of this Lease. In connection with this investigation, Landlord shall promptly provide to Tenant copies of any and all historical reports, studies, data and the like in Landlord's possession or control pertaining to the environmental condition of the Leased Premises. If any Hazardous Materials or adverse environmental conditions are identified as a result of this investigation ("***Existing Contamination***") that render the Leased Premises incapable of being used for Tenant's intended purpose due to any applicable law, regulation, or ruling of any governmental agency, and Landlord is unable to remediate the condition within

thirty (30) days of receipt of notice from Tenant such that Tenant can resume operations, Tenant shall have the option of terminating this Lease, at which point Tenant shall be relieved of all further obligations under this Lease. Tenant's rights and obligations under this Lease do not extend to any subsurface conditions, and Tenant accordingly has no duties or rights to control any such conditions during the Lease Term.

Tenant shall not be liable or responsible under this Lease or otherwise to Landlord for the presence, remediation, removal or other clean-up of any Existing Contamination.

C. Landlord Indemnification Obligation. Landlord hereby agrees to defend, indemnify, release and hold Tenant harmless from and against any Losses, now or in the future, that arise from or are related to any Existing Contamination or any Hazardous Materials determined to have been caused prior to the effective date of this Lease, including any Losses resulting from the offsite migration of any contamination.

D. Voluntary Cleanup Contract. Tenant shall have the right to enter into a Voluntary Cleanup Contract ("***VCC***") with the South Carolina Department of Health and Environmental Control ("***DHEC***"). Tenant shall allow Landlord and Landlord's representatives to participate in any and all discussions or other communications with DHEC relating to any such VCC.

E. Brownfields Work. Landlord shall permit Tenant to perform all actions necessary or required by any VCC or by DHEC in order to obtain a Certificate of Completion ("***COC***") from DHEC ("***Brownfields Work***"). Landlord shall cooperate with both DHEC and Tenant to the fullest extent possible to facilitate any Brownfields Work.

F. Compliance with VCC. Landlord covenants and agrees that Landlord shall not do, take or permit any acts or omissions that are in violation of any VCC. In the event Landlord shall fail to perform any actions necessary or required to maintain compliance of the Leased Premises with any VCC, Tenant may, but shall not be required to, perform any and all such work, and all costs and expenses thereof, or incurred in connection therewith shall be paid by Landlord within ten (10) days of demand, together with interest thereon at the Interest Rate.

SECTION XXI

MISCELLANEOUS PROVISIONS

A. Parties Bound. The agreements herein contained shall be binding upon and shall inure to the benefit for the parties hereto, their respective successors, assigns, heirs, devises and personal representatives, provided however, that no provision of this Lease shall be construed to impose personal liability on any individual owner, officer or other representative of either Landlord or Tenant.

B. Captions Contained in Lease. The captions contained herein are for reference purposes only and shall not be deemed to be a part hereof nor to modify or qualify any of the terms, covenants or conditions hereof.

C. Partial Invalidity of Lease. The invalidity or unenforceability of any provision of Lease Agreement shall in no way affect the validity or enforceability of any other provision hereof.

D. Notices. All notices at any time to be served by e Landlord upon Tenant shall be in writing and sent by hand delivery or ordinary mail with postage prepaid, addressed to Tenant at: 1728 North Old River Road, Pamplico, South Carolina, 29583 or to such other persons and addresses as may hereafter be designated by Tenant in writing. All notices at any time to be served by Tenant upon the Landlord shall be in writing and sent by hand delivery or ordinary mail with postage prepaid, addressed to: James H. Lagos, Agent, Colony Square Investment Company, LLC, One South Limestone Street Suite 1000, Springfield, Ohio 45502 or by fax to 937-323-6564 or email at jameshlagos@lagoscentral.com and lisabehr@lagoscentral.com to such other persons and addresses as may hereafter be designated by the Landlord in writing.

E. Waiver of Subrogation. In the event that any casualty loss occurs to the Tenant or the Landlord neither party will seek to recover from the other party as a result of said casualty losses covered by their insurance policy.

F. Quiet Enjoyment: Landlord covenants that Tenant at all times shall have quiet enjoyment of the Leased Premises and unobstructed and adequate means of ingress and egress.

G. Option to Purchase: During the time period from the date of the execution of this lease until December 31, 2012 the Tenant shall have the right to purchase the Primary Leased Premises as shown on **Exhibit A**. The Landlord will retain ownership of the Pamplico Leased Premises as shown on **Exhibit A**. The Landlord and Tenant will execute mutual reciprocal easements so that each party may obtain maximum beneficial usage of its property. Upon Tenant's provision of notice to Landlord of its election to exercise the purchase option, the parties will equally pay the cost of a new survey. The purchase price of the Primary Leased Premises will be $1,300,000.00. The Landlord shall pay the real estate commission of SIX PERCENT (6%). The purchase must be closed by December 31, 2012 or this Option to Purchase will be void. The Tenant may conduct whatever environmental tests and other non-destructive tests it wishes to do so on the premises up until the closing of the transaction. The Tenant will be buying, the property "as is" "where is". There will be no prorations at the closing as these have already been taken care of in the lease. The property will be conveyed by a general warranty deed from the Landlord. The Tenant will pay for its own title insurance if it desires to do so as is the custom in Florence County, South Carolina.

H. Sharing of Space. Tenant agrees to cooperate with Landlord during the period of time until December 31, 2013 that Tenant is receiving the free use of the Pamplico Building which is the 273,062 square foot building. If Landlord's other Tenant desires to store automobiles in this space for the U.S. Government then

Tenant will cooperate in this venture. This space will be divided off by a chain link fence, to be installed at the cost of Landlord. Tenant will rearrange its storage so that maximum use of the total building may be made. Landlord agrees to cooperate with Tenant in determining Landlord's share of the cost of hazard insurance for the Pamplico Building during the period in which the Pamplico Building is shared, with such share of Landlord to include the full amount of any increase in premium resulting from the use employed by Landlord.

I. Memorandum of Lease. Landlord agrees that, if requested by Tenant, Landlord will execute for recordation of memorandum of lease to be recorded in the Florence County real estate records.

J. Incentive Contingency. Landlord acknowledges that Tenant is seeking to obtain certain incentives from the state of South Carolina ("***State***"), Florence County, South Carolina ("***County***") and Progress Energy ("***Progress***") (collectively, the "***Incentives***"). The State, the County and Progress will require formal approvals and legally binding agreements, all of which may not be formally concluded until after the effective date of this Lease. If the incentive related agreements listed below (or substantially similar ones) relating to the Incentives do not become legally binding on or before May 30, 2012, then the Tenant shall have the option of terminating this Lease, at which point Tenant shall be relieved of all further obligations under this Lease:

1. Fee-in-Lieu of *Ad Valorem* Taxes Agreement (County and Tenant)
2. Infrastructure Credit Agreement (County, Landlord and Tenant)
3. Grant Performance Agreement and Grant Award Agreement (State, County and Tenant)
4. Service Agreement subject to Economic Development Rider (Progress and Tenant)
5. Preliminary Revitalization Agreement (State and Tenant)

Signature page to follow.

IN WITNESS WHEREOF, The Landlord and Tenant have respectively executed this Lease Agreement as of the date and year first above written by their duly authorized officers.

LANDLORD:

Colony Square Investment Company, LLC

By: [signature]
James H. Lagos, Its Agent

Witnessed as to
James H. Lagos
[signature]
[signature]

STATE OF OHIO)
) SS:
COUNTY OF CLARK)

Be it remembered that on this 14 day of March, 2012, before me, a Notary in and for said County and State, personally appeared the above-named **COLONY SQUARE INVESTMENT COMPANY, LLC**, by **JAMES H. LAGOS**, its Agent, Landlord who acknowledged that he did sign the foregoing instrument and that the same is his voluntary act and deed and the voluntary act and deed of the corporation.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my official seal this 14 day of March, 2012.

NOTARIAL SEAL STATE OF OHIO
LISA G. BEHR
Notary Public, State of Ohio
My Commission Expires August 27, 2013

[signature]
NOTARY PUBLIC – STATE OF OHIO

TENANT:
Naturally Advanced Technologies US Inc.

Witnessed as to
Naturally Advanced Technologies US Inc.

JADE K. BARKER

By: ____________________
Ken Barker
Its: Chief Executive Officer

STATE OF OREGON)
) SS:
COUNTY OF Clackamas)

Be it remembered that on this 15th day of March, 2012, before me, a Notary in and for said County and State, personally appeared the above-named **NATURALLY ADVANCED TECHNOLOGIES US INC. by KEN BARKER, ITS CHIEF EXECUTIVE OFFICER**, Tenant who acknowledged that he did sign the foregoing instrument and that the same is his voluntary act and deed of the corporation.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my official seal this 15th day of March, 2012.

NOTARY PUBLIC

My Commission Expires: Feb. 16, 2013

OFFICIAL SEAL
EMILY M BARBAGELATA
NOTARY PUBLIC OREGON
MY COMMISSION EXPIRES FEB. 16, 2013

EXHIBIT A

SITE PLAN – LEASED PREMISES

See attached.



State Rd S-21-57
N Old River Rd
1674
Dougs Ln
E Hyman & Sons
1400
Delta Mill Rd
State Rd S-21-57
Bingham Rd

EXHIBIT "A"

CYPRESS BUILDING
LEASEHOLD BOUNDARY

PAMPLICO, SOUTH CAROLINA

JOHN S. CLARK COMPANY, LLC

JSClark

EXHIBIT B

REQUIRED TENANT IMPROVEMENTS

See attached.

NAT Work Scope Listing for Phase I of the Pamplico Cypress Facility

Lagos

Defines "non-structural" upgrades

Division Description

2000 - Sitework

- Erosion Control, Grading
- Additional Storm Drainage at Bale Unloading Area
- Site Water System - Domestic
  - Recommissioning of Well Water System
- Site Water System - Fire Water System
  - Recommissioning of Fire Pump/Resevoir
  - Recommissing of Fire Loop
- Site Sewer System - Sanitary - Add Septic System with Sanitary Pumping Station
- Concrete Paving at Bale Unloading
- Concrete Paving at Waste Handling
- Gravel Roads at Bale Unloading
- Gravel Road for Fire Lane Access
- Asphalt Paving at area behind existing substation
- Landscaping/Seeding
- Fencing Modifications at Bale Unloading
- Termite Treatment/Pest Control
- Potential Underground Oil Tank Decommissioning and Removal
- Site Lighting - Modifications to Recomission into working order
- Demolition of Exterior Bollards and rear entry steps

19000 - Initial Building Prep\Demolition

- Removal of Suspended Ceiling System in production area
- Selective Removal and Replacment of Existing Lighting
- Selective removal of misc electrical equipment and wiring
- Selective removal of piping and ductwork
- Demolition of Floor Scales.
- Abestos/Lead Survey and Abatement/Stabilization
- General cleaning of exposed structures
- Demolition for new wall openings -
  - Bale Unloading OH doors
  - Additional pass through opening from warehouse to production area
  - Access openings for equipment in air washer rooms, openings for conveyor penetrations.
- Demolition of non-functional equipment (docks, doors, etc)
- Selective demolition of mechanical equipment not being reused:
  - Unit heaters
  - UH-6
  - AHU-7
  - Exhaust Fans in Production Area.
- Selective demolition of office/support area finishes in refurbished areas.
- Demolition of interior wall to create ADA complient restroom
- Demolition of Mechanical room equipment:
  - Boiler
  - Expansion tanks
  - Exhaust stack
  - Pressure relief valves
  - Receiver tank
  - Compressors
  - Air Dryers
  - Filters
  - Generators
  - Fuel System
  - Chiller
  - Cabinets
  - Concrete Equipment Pads.
- Demolition of existing roof over air washer #4, storage room, and air washer #6 for new air intake/exhaust penthouse
- Demolish existing Atomizer system in Warehouse
- Demolition of Existing Control Panels in Engineers office
- Demolition of Exterior Cooling Tower
- Demolition of 3 roof mounted fans (EF-44, EF-45, EF-8)
- Demolition of 3 interior sliding doors
- Demolish wood floor area in production area.

3000 - Concrete Work

- Sealing of existing tunnel openings in production area
- Rework dock leveler pits as necessary
- New Door and Equipment Pads
- New ADA entry ramp at rear employee entrance.
- Installation of New Pipe Bollards
- Misc Concrete Floor Patching
- Installation of new Concrete Pad and steps at exterior door in front of the building

4000 - Masonry

- Repair of Existing Masonry Walls and at new openings
- Repair of Misc Damaged Masonry Walls

Exhibit B

5000 - Metals

Jambs/Lintels for new masonry wall openings
Structural Supports for new partition walls and new openings
Dock embeds for reworked dock levelers
Framing for new roof openings
Replace/Repair Roof Ladder
Misc Handrails and Guards

7000 - Thermal and Moisture Protection

Roof patching for any new opening created by this work scope
Rework/Repair Dock Canopies

8000 - Doors and Windows

Refurbish existing personnel doors and hardware
Refurbish exterior mechincal doors
New personnel doors and hardware for new openings- on grade access to Cypress and Pamplico
Replace/repair existing overhead doors

9000 - Finishes

Painting of overhead structure and walls in production/warehouse areas
Selective refurbishment of Office/Restrooms/Support Area finishes

10000 - Specialties

Selective refurbishment of restroom accessories
Signage
Fire Extinguishers and Cabinets

11000 - Equipment

Replace/Repair Existing Dock Levelers/Restraints/Seals
Install Process Equipment

15010 - Plumbing

Selective refurbish/replace existing fixtures.
Limited underslab plumbing modifications for ADA compliant restrooms.

15020 - HVAC

Modifications to existing compressed air system
Dry Area Production Machine Exhaust and Filtration
Dry Area Air Washer Humidity Control System
- Selective refurbishment of air washer equipment
- Selective replacement of air washer equipment
- Air Washer supply duct system (rework/new)
- Air Washer return duct to use existing underslab return tunnel

Selective Refurbishment/Replacement of Office Area HVAC System
Addition of conveyors for waste handling system

15030 - Fire Protection

Fire Protection Survey and Adequacy Assessment of existing building coverages
Modify Production Area and Warehouse Fire Protection System as necessary
Fire Suppression System for Production/Filtering Equipment

16010 - Electrical

Modify existing and/or add electrical gear as necessary
New Lighting for Exsiting Building/Production/Warehousing area
Refurbish/Add New Convenience Receptacles as required
Distribution Feeders
Mechanical Systems Wiring
- Office/Restroom/Support Areas
- Air Washer/Filtration

Process Equipment Wiring
- Hi-Vac Wiring
- Dry Room equipment
- Task Lighting

Wire roll up doors and dock equipment as necessary
New Fire Alarm System
New Security System
Revised Grounding
Selective Refurbishment of Office Area Electrical

Exhibit B

EXHIBIT C

IMPROVEMENTS TO WELL AND FIRE PROTECTION SYSTEM

See attached.

NAT Pump Assesment and Repair Budget - 3-6-12

Water Pumps			
Pump #1			
	Flow Test checkout and assessment	$ 1,800	
	New Controls	$ 7,000	
	Replace Access Hatch at Roof	$ 750	
Pump #2			
	Remove Motor and Rewind	$ 4,000	
	Flow Test checkout and assessment	$ 1,800	
	New Controls	$ 7,000	
	Checkout Tank and associated systems	$ 19,000	
	New Compressor for Tank System	$ 4,000	
Check out/Repair of Water Piping System Allowance		$ 3,000	
Permiting - Capacity Use Permit required by DHEC		$ 1,500	
Water Testing		$ 2,000	
Electrical Work - unit heaters, wiring		$ 4,000	
			$ 55,850
Fire Pumps			
Pull existing pumps and assess		$ 10,000	
Replacement of Vert Shaft Electric Fire Pump (motor and controller)		$ 48,750	
Replacement of Vert Shaft Diesel Fire Pump (engine and controller)		$ 83,156	
Replacement of jockey pump		$ 2,000	
Check out/Repair the Fire Line Piping System		$ 3,000	
Pump House Repair		$ 4,000	
Electrical Work - Tie in new panels, replace unit heater, monitoring system		$ 8,000	
Clean out spray pond water storage area		$ 4,000	
Tie in new fuel system to Backup Fire Pump		$ 4,000	
			$ 166,906
General			
Electrical Work to repair existing pump main breaker panel, pump motor checkout		$ 4,500	
			$ 4,500
Total			$ 227,256

Exhibit C